                              Niagara Mohawk Logo

                                                               February 27, 2002

Dear Preferred Shareholder:

     Please find enclosed important information pertaining to our offer to purchase for cash any and all outstanding shares of the following series of cumulative preferred stock at the purchase prices indicated below:

                                                                         PURCHASE
                                                                           PRICE
CUSIP NO.                             SERIES                             PER SHARE
---------                             ------                             ---------
653522771  Fixed/Adjustable Rate Cumulative Preferred Stock, Series       $53.76
           D...........................................................
653522201  Cumulative Preferred Stock, 3.40% Series....................   $63.43
653522300  Cumulative Preferred Stock, 3.60% Series....................   $67.16
653522409  Cumulative Preferred Stock, 3.90% Series....................   $72.76
653522508  Cumulative Preferred Stock, 4.10% Series....................   $76.49
653522607  Cumulative Preferred Stock, 4.85% Series....................   $90.49
653522706  Cumulative Preferred Stock, 5.25% Series....................   $93.58

     We would greatly appreciate your giving prompt attention to the following enclosed materials which you are encouraged to read in their entirety:

          (i) Offer to Purchase, dated February 27, 2002;

          (ii) A separate Letter of Transmittal for each series of cumulative preferred stock; and

          (iii) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     If you have questions about the offer or require assistance, please call D.F. King & Co., Inc., the information agent, at (888) 414-5566 (toll free) or Merrill Lynch & Co., the dealer manager, at (888) ML4-TNDR (654-8637) (toll free). Requests for additional copies of the Offer to Purchase, Letters of Transmittal or other tender offer materials may be directed to the information agent and such copies will be furnished promptly at our expense. Preferred Shareholders may also contact their local broker, dealer, bank, or trust company for assistance concerning this offer.

                                          Sincerely yours,

                                          /s/
                                          Treasurer,
                                          Niagara Mohawk Power Corporation